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SECURITIES AND EXCHANGE COMMISSION

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SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

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EXXON MOBIL CORPORATION

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Darren Woods appears on CNBC after

ExxonMobil Investor Day

Darren Woods appeared on a CNBC segment after Investor Day. A video clip was shared with employees. A transcript of the clip is below:

Becky Quick (CNBC): It was about a year ago when we met on the floor of the New York Stock Exchange at your last investor day to talk about what you were telling Wall Street at that point, and obviously the pandemic really severely curtailed a lot of plans you had. Since then, you’ve held back and said production will be flat we’re talking about capex not being anywhere near what you were imagining a year ago and you’ve announced that you have been looking at layoffs for up to 15% of your staff. I just wonder as you look at this new world, where do you think we go from here? A big focus on carbon too.

Darren Woods: Yeah. 2020 was obviously a very transformative year pandemic impacted all of us and put constraints on the business. The worst environment I think our industry has ever seen. Certainly the worst environment our company has ever faced with all three of our businesses at the very bottom of the cycle conditions. We made a really big change through 2018 and 2019 in re-organizing, had over 16,000 job moves. So as we went into 2020 and the pandemic, we had a new organization with a better line of sight to the markets and a more streamlined process, which allowed us to start the work to reduce our costs, get more efficient. And that, combined with the response of the pandemic, led to some significant efficiencies we talk about in our fourth quarter call. $6 billion of cost reductions and efficiencies through 2023, and we have already delivered half of that $3 billion through 2020. So a plan to get more efficient, and frankly I see more opportunities as we continue to take synergies across the businesses that are now all aligned along their value chains we see a big opportunity there.

Of course, as we went through 2020, we had to strike that balance of continuing to invest for the future, continuing to pay a dividend, and we used our balance sheet to draw down through these very low periods of time, which is why we historically kept a strong balance sheet. As we’ve come out of that and economies are returning, our focus is on continuing to invest for the future because with our business, we are depleting as we produce so we have to have a good healthy pipeline of value accretive investments as we go forward. We’ll continue to return cash to shareholders through a very strong dividend, and then a real strong focus on rebuilding the balance sheet and deleveraging, which is why we have constrained our capital spending.

The projects we had in portfolio, when we talked last year, I told you it was the best we’ve seen since Exxon and Mobil merged. So for 20 years, the best portfolio the company has seen. That remains true. So all the projects have been preserved and paused, and we’re deferring a lot of that spend. But eventually those projects will come back into the pipeline and we’ll bring those online. In total that portfolio of investments generates a return of 30%. So it’s pretty critical for the long-term growth in our earnings and cash flow. Yesterday, we spent a lot of time talking about the work we’re doing help society transition to a lower-carbon economy. We’re very focused on helping solve the gaps that exist today in these hard to decarbonize sectors. We spent a lot of time talking about the opportunities in carbon capture and storage and hydrogen, where we have significant advantages in helping the world advance those technologies to solve these tough problems.

Becky Quick: Darren, you’ve recently brought an activist investor into the fold. You announced earlier this week that you are bringing on two new board members: Jeffrey Ubben and Michael Angelakis. What were you initial conversations with these two? And what role do you expect that they will play on the board?

Darren Woods: Becky, I’ll just step back and put it in a little bit of context. We’ve been in a continuum of upgrading the board, refreshing the board over time. In the last six years we brought eight directors on, and so today about two-thirds of our board has been refreshed. The average tenure on our board is less than five years, which is three years lower than the S&P average. So it’s been a continuous process. And one, that frankly, as we brought folks on have been informed by the feedback we have gotten from our shareholders. And I would point out the first director I brought on in this role was Susan Avery, where there was a desire for some of our investors to see more science expertise in the area of climate, and Susan has definitely brought that. We brought Jay Hooley on, who in response to request to have people from the financial community. And then, one of the areas that we have been looking for, for quite some time is a representative from the industries to help the board, with a different perspective outside of ExxonMobil, but with the same kind of understanding of the businesses that we’re in and the challenges of this industry. And we recently brought on Wan Zulkiflee, who has an experience that’s very relevant to the businesses that we’re in. And then as we look at the transition, recognizing the changes that were happening in society and the work we had to do to evolve the business, we saw a bigger opportunity to bring some competencies on the board to allow us to think about how we allocate capital and transition in a business. So we were looking for people that have experience and a successful track record in allocating capital, finding value and opportunities, and helping businesses transition and I think Jeff and Michael really fit that bill.

Important Additional Information Regarding Proxy Solicitation

Exxon Mobil Corporation (“ExxonMobil”) has filed a preliminary proxy statement and form of associated BLUE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for ExxonMobil’s 2021 Annual Meeting (the “Preliminary Proxy Statement”). ExxonMobil, its directors and certain of its executive officers will be participants in the solicitation of proxies from shareholders in respect of the 2021 Annual Meeting. Information regarding the names of ExxonMobil’s directors and executive officers and their respective interests in ExxonMobil by security holdings or otherwise is set forth in the Preliminary Proxy Statement. To the extent holdings of such participants in ExxonMobil’s securities are not reported, or have changed since the amounts described, in the Preliminary Proxy Statement, such changes have been reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC. Details concerning the nominees of ExxonMobil’s Board of Directors for election at the 2021 Annual Meeting are included in the Preliminary Proxy Statement. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SHAREHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING THE COMPANY’S DEFINITIVE PROXY STATEMENT AND ANY SUPPLEMENTS THERETO AND ACCOMPANYING BLUE PROXY CARD WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and shareholders will be able to obtain a copy of the definitive proxy statement and other relevant documents filed by ExxonMobil free of charge from the SEC’s website, www.sec.gov. ExxonMobil’s shareholders will also be able to obtain, without charge, a copy of the definitive proxy statement and other relevant filed documents by directing a request by mail to ExxonMobil Shareholder Services at 5959 Las Colinas Boulevard, Irving, Texas, 75039-2298 or at shareholderrelations@exxonmobil.com or from the investor relations section of ExxonMobil’s website, www.exxonmobil.com/investor.